Exhibit 99.2

CDW Declares Cash Dividend of $0.16 Per Share

Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., May 03, 2017 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), today announced that its Board of Directors has declared a quarterly cash dividend of $0.16 per common share to be paid on June 12, 2017 to all stockholders of record as of the close of business on May 25, 2017.  This represents a 49 percent increase over last year’s dividend.  Future dividends will be subject to Board of Director approval.

“Since going public in 2013, CDW has returned almost $1 billion to stockholders through share repurchases and dividends,” said Ann E. Ziegler, senior vice president & chief financial officer, CDW. “Share repurchases and dividends are important components of our capital allocation strategy to deliver value to our stockholders just as we've delivered value to our customers and partners for more than 30 years."

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs approximately 8,600 coworkers. For the trailing twelve months ended March 31, 2017, the company generated net sales of over $14 billion. For more information about CDW, please visit www.CDW.com.

Investor Inquiries

Sari Macrie, CFA
Vice President, Investor Relations
847-968-0238
investorrelations@cdw.com

Media Inquiries

Mary Viola
Vice President, Corporate Communications
847-968-0743
mediarelations@cdw.com

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